EXHIBIT 10.1

THE FIRST AMENDMENT TO THE
FAIRPORT SAVINGS BANK SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This AMENDMENT NUMBER ONE TO THE FAIRPORT SAVINGS BANK SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (this "Amendment") is hereby adopted by Fairport Savings Bank (the "Bank") on September 27, 2017.

WHEREAS, effective February 15, 2006, the Bank adopted the Fairport Savings Bank Supplemental Executive Retirement Plan (the "Plan"); and

WHEREAS, the Bank desires to amend the Plan to (1) revise the requirements related to the establishment and funding of an irrevocable rabbi trust for the benefit of the participants in the Plan; and (2) to limit the Bank's right to accelerate the payments due under the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:
1. New Section 4.5 of the Plan.  Section 4.5 is hereby added to the Plan to read as follows:
"4.5  Establishment and Funding of Rabbi Trust.  Upon a Change in Control, the balance of the Participant's Accrued SERP Obligation Account shall be paid by the Bank (or any successor) into an irrevocable rabbi trust that is a grantor trust for the benefit of the Participant and his or her beneficiaries, established prior to the effective time of the Change in Control.  The rabbi trust shall be established in accordance with Internal Revenue Service Rev. Proc. 92-64 and any other applicable law.  Such trust shall have an independent trustee, as selected by the Compensation Committee of the Bank.  The Bank (or its successor) shall pay the trustee fees for the lifetime of the trust.  The rabbi trust shall be dissolved after all assets are distributed from the trust to the Participant and his or her Beneficiary in accordance with the terms of the Plan."
2. Amendment to Section 6.4(a) of the Plan.  The following is hereby added to the end of Section 6.4(a) to read as follows:
"Notwithstanding anything in the Plan to the contrary, the Bank shall have no right to amend any provision of the Plan or the Participant's Participation Agreement that may result in the acceleration of the time of payment of the Participant's benefits payable under the Plan without written consent from the Participant."
3. Amendment to Section 6.5 of the Plan.  Section 6.5 of the Plan is hereby amended and restated in its entirety to read as follows:
"6.5  Termination
The Plan shall not be terminated by the Bank at any time, in whole or in part, without the written consent of each Participant, and such consent shall be required even if the Participant is no longer employed by the Bank."
4 Capitalized Terms.  Capitalized terms herein shall have the meanings ascribed to them in the Plan except as otherwise expressly provided in this Amendment.

5. Effect of Amendment.  Except and to the extent modified by this Amendment, the provisions of the Plan shall remain in full force and effect and are hereby incorporated into and made a part of this Amendment.
[Signature Page Follows]

IN WITNESS WHEREOF, a duly authorized representative of the Bank has executed this Amendment as of the date first written above.
FAIRPORT SAVINGS BANK

By:       /s/ Kevin D. Maroney
Name:  Kevin D. Maroney
Title:    COO/CFO

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